                                                                    EXHIBIT 99.1

AT EMAK WORLDWIDE, INC.:

MEDIA INQUIRIES:                                  INVESTOR INQUIRIES:
Angela Pennington                                 Lisa Mueller
Vice President, Corporate Communication           Director, Investor Relations
(323) 932-4457                                    (323) 932-4034


FOR IMMEDIATE RELEASE

               EMAK WORLDWIDE PROVIDES UPDATE ON OUTLOOK FOR 2004


      LOS ANGELES, Sept. 28, 2004 - EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today provided an update on its outlook for the full year 2004. The Company now expects that revenues will range from $240 million to $250 million, lower than the range of its previous guidance of $245 million to $260 million. Due to interim weakness in two of its businesses, Pop Rocket (Consumer Products) and SCI Promotion, the Company's earnings for fiscal 2004 are currently expected to be at least 50% lower than its previous earnings per share guidance of $1.05 to $1.15, before charges. Earnings are being impacted to a higher degree than revenues because Pop Rocket and SCI Promotion are higher gross margin businesses. Therefore, the Company's overall gross margin for the second half of 2004 will be lower than previously expected, to levels consistent with the overall gross margin reported in the first half of 2004, which was 26.1%.

      Despite the Company's reported net loss of $0.25 per diluted share, or a loss of $0.19 before charges, in the first half of 2004, the Company still expects to be solidly profitable for the full year 2004 (with the fourth quarter much stronger than the third), although not to the degree of its prior expectations. It has been the Company's practice to provide earnings guidance as a range of earnings per share; however, at this time the Company does not believe it is prudent to quantify its second half 2004 guidance beyond the aforementioned expectations.

      The weakness in Pop Rocket is attributable to the absence of a sales boost in the Scooby-Doo(TM) product line from the release of a new feature film or subsequent home video release, a weak retail environment resulting in reduced shelf space and pricing pressure, and higher oil prices that have driven up the cost of plastic resin and pressured gross margins.


                                     -more-

EMAK Worldwide Provides Update on Outlook for 2004
Page 2 of 3


      The weakness at SCI Promotion is attributable to deferrals of scheduled promotional programs into 2005, as well as cancellations of promotional programs due to specific business issues at client companies.

      Don Kurz, Chairman and Chief Executive Officer of EMAK Worldwide, commented on the revised outlook, "When we reported our second quarter results, we outlined a number of factors that we believed would drive a very strong second half of 2004 for the Company. While most of our businesses are performing as planned, and we are still expecting good revenue growth for the year, the anticipated results at Pop Rocket and SCI Promotion have failed to materialize.

      "We are actively taking steps to improve the performance and profitability of our consumer products business. The short-term setbacks at Pop Rocket and SCI are masking the momentum we are experiencing across all of our marketing services agencies, including SCI, for 2005. Further, the outlook for our business with Burger King in 2005 continues to improve. Our branding initiatives are taking hold, and our agencies are benefiting from a collaborative approach to both pitching new clients and also competing for a broader share of marketing activities with our existing clients. We are experiencing strong positive trends in new business wins, and as a result, our level of business anticipated for the first six months of 2005 is considerably higher than it was at the same point last year," said Mr. Kurz.

CONFERENCE CALL AND WEBCAST

      The Company will host a conference call with investors and financial analysts today at 5:30 p.m. ET/2:30 p.m. PT to discuss the revised full year outlook. The call can be accessed live via the Internet at www.emak.com. To listen to the live call, visit the Investor Relations section (Events page) of the Web site at least 15 minutes prior to download any necessary software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through October 6, 2004, by dialing 800-405-2236 or 303-590-3000 (international) and entering the passcode 11010193#.

ABOUT EMAK WORLDWIDE

         EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario
(CA), London, Paris, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of:


                                     -more-

EMAK Worldwide Provides Update on Outlook for 2004
Page 3 of 3


strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, Diageo, Kellogg's, Kohl's, Macy's, Nordstrom, Procter & Gamble, and SUBWAY Restaurants, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based on emerging and evergreen licensed properties, which are sold through specialty and mass-market retailers. More information about EMAK Worldwide is available on the Company's web site at www.emak.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2004 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

                                      # # #